Exhibit 10.1

SEVERANCE AGREEMENT

                    SEVERANCE AGREEMENT made this 23rd day of October, 2008 (hereinafter referred to as the “Agreement”), by and between Paul Gridley, an individual residing in New York, New York (“Executive”), and USS Vessel Management LLC, a Delaware limited liability company with an office at 399 Thornall Street, Edison, New Jersey 08837 (the “Company”).

W I T N E S S E T H :

                    WHEREAS, Executive has been chairman and an employee of the Company (or its predecessors) since its commencement of business in September 2002 and served as chief executive officer from September 2002 through August 2008;

                    WHEREAS, Executive and the Company are party to an amended and restated employment agreement dated November 3, 2004 (the “Employment Agreement”);

                    WHEREAS, Executive’s employment with the Company is now being terminated without Cause (as such term is defined in the Employment Agreement);

                    WHEREAS, the Company and Executive desire to terminate the Employment Agreement and to set forth the severance arrangements between the Company and Executive as provided in the Employment Agreement.

                    NOW, THEREFORE, in consideration of the promises and of the representations, agreements and obligations herein contained, the parties hereto agree as follows:

                    1.          Executive’s employment with the Company is hereby terminated without Cause (as such term is defined in the Employment Agreement) effective as of October 23, 2008 (the “Termination Date”), and the Employment Agreement shall be terminated and no longer be of any force or effect as of the Termination Date, and effective as of the Termination Date, Executive and the Company shall have no further rights under the Employment Agreement other than Executive’s rights for the payment of accrued but unpaid salary, payment for accrued but unused vacation days and reimbursement of expenses in accordance with Section 4 of the Employment Agreement through the Termination Date. Executive hereby resigns as a director and chairman of the board of each of the Company, US Shipping General Partner LLC, a Delaware limited liability company and the general partner (the “General Partner”) of U.S. Shipping Partners L.P., a Delaware limited partnership (the “Partnership”), USS Product Investors LLC (the “Joint Venture”) and each of their respective affiliates other than United States Shipping Master LLC (“Shipping Master”) (the Company, the Partnership, the General Partner, the Joint Venture and their respective affiliates other than Shipping Master are collectively referred to as the “Partnership Group”)).

                    2.          In accordance with the terms of the Employment Agreement, if Executives delivers the General Release in the form attached hereto as Attachment A (“General Release”) and does not revoke it during the Revocation Period (as defined in section 20 below), then after the expiration of the Revocation Period, Executive will receive, subject to the conditions set forth in this Agreement, severance of $1,251,000 (the “Severance Payment”). The Severance Payment shall be paid in cash to Executive in equal semi-monthly installments, less any applicable tax withholding, over a period of twenty-four months. Such payments shall be made on the same dates that the Company pays its employees, with the first payment being made following the expiration of the Revocation Period and the initial payment including any missed payments. In addition, in the event a change of control (as defined below) occurs on or before the October 22, 2009, then the Company shall pay to Executive, within 10 days following the consummation of the change of control, an amount equal to (i) the portion of the Severance Payment that has not been paid as of such date that would have been paid through March 15, 2009 and the next $460,000 due thereafter (with the remaining payments thereafter continuing on the same schedule as otherwise due) plus (ii) an amount equal to $625,500, in each case less any applicable withholding. For purposes hereof, the term “change of control” shall mean (A) the occurrence of any transaction the result of which is that any person (other than Shipping Master, any entity controlled by Sterling Investment Partners L.P. or its affiliates, or any entity in which Executive is an executive officer and/or equity holder that is formed for the purpose of effecting the transaction that would constitute a change of control and that, prior to effecting such transaction, does not have any equity securities that are publicly traded) acquires more than 50% of the outstanding equity of, or otherwise obtains the right to appoint a majority of, the directors (or equivalent) of (x) the General Partners or (y) Shipping Master or (B) the sale of all or substantially all the assets of the General Partner or Shipping Master to any person other than an affiliate of Shipping Master, any entity controlled by Sterling Investment Partners L.P. or its affiliates or any entity in which Executive is an executive officer and/or equity holder that is formed for the purpose of effecting the transaction that would constitute a change of control and that, prior to effecting such transaction, does not have any equity securities that are publicly traded).

          Except as otherwise provided in (and subject to the terms of) this Agreement, Executive agrees that he shall not be entitled to receive any other payment, compensation or benefits from the Company or any other member of the Partnership Group in connection with his employment or service, and the termination of such employment or service, as an officer and director of each member of the Partnership Group or otherwise. Notwithstanding anything herein or in any benefit plan to the contrary, the Executive shall not be entitled to receive any bonus or incentive based compensation with respect to the 2008 calendar, fiscal or performance year. Except as otherwise provided in this Agreement, following the date hereof, the Executive further agrees that he is not entitled to any severance, change-in control-related or similar payments or benefits under any agreement, guidelines, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company or any member of the Partnership Group, including, without limitation, the Employment Agreement, or the Company’s severance guidelines.

                    3.          As long as Gridley & Co. and USS Holdings LLC (“Licensee”) remain in compliance with their obligations under that certain License Agreement, dated as of October 17, 2005 (the “Lease”), and the Partnership has not sublet or assigned its rights under the Sublease from Loro Piana USA LLC pursuant to which it leased space which includes the space covered by the Lease, Executive shall not be required to guarantee Licensee’s performance under the Lease or deliver a security deposit as provided in Section 26.01 of the Lease.

                    4.          Executive shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to any member of the Partnership Group or any of its affiliates, management, officers, directors, services, customers, operations, prospects or other matters relating to the Partnership Group’s businesses now or in the future. The Company and the Partnership Group, through their respective officers and directors, shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to Executive now or in the future. Notwithstanding the foregoing provisions of this section 4, it shall not be a violation of this section 4 for any person to make (i) truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law, or (ii) after the Non-Competition Period (as defined below) “normal type” truthful competitive statements.

                    5.          Executive recognizes that he had, and as a Board observer will continue to have, access to and knowledge of confidential and proprietary information of the Partnership Group. Executive agrees that he will not, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

                    6.          Until October 22, 2010 (such period, the “Non-Competition Period”), Executive shall not, directly or indirectly, request or cause any suppliers or customers with whom the Partnership Group has a business relationship to cancel or terminate any such business relationship with any member of the Partnership Group, or solicit, interfere with or entice from any member of the Partnership Group any employee (or former employee for one year after the end of such former employee’s employment) of the Partnership Group; provided that the foregoing shall not be violated by general advertising not targeted at the Partnership Group employees or by serving as a reference upon request with regard to an entity with which Executive is not affiliated; and provided further that it shall not be a violation of this section 6 for Jeff Miller to work with Mr. Gridley with respect to the businesses listed on Exhibit A hereto to the extent permitted by the terms of that certain Amended and Restated Employment Agreement, dated as of November 3, 2004, between the Company and Mr. Miller. The parties agree that a breach of the provisions of this section 6 shall constitute a material breach of the Agreement.

                     7.          During the Non-Competition Period, Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, (i) any business which is competitive with products or services of the Partnership in the United States of America or transports grain overseas for humanitarian organizations or (ii) any business conducted under any corporate or trade name utilized by the Partnership Group or any name similar thereto without the prior written consent of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. The Company hereby agrees that the following activities shall not be deemed to be a business competitive with the business of the Partnership Group:

(a) employment by any entity that is not engaged in the ownership and operation of vessels engaged in the coastwise trade under the Jones Act;

                         (b) employment by an entity that has divisions or affiliates engaged in the ownership and operation of vessels engaged in the coastwise trade under the Jones Act as long as Executive is employed in a division or affiliate of such entity that does not, directly or indirectly, engage in the ownership and operation of vessels engaged in the coastwise trade under the Jones Act and Executive does not share information, directly or indirectly, with those divisions and/or affiliates of such entity engaged in the ownership and operation of vessels engaged in the coastwise trade under the Jones Act; or

                         (c) transportation of chemical products on the tank barges listed on Schedule A hereto and any other tank barges of less than 15,000 tons deadweight, other than the transportation of petroleum or petroleum products, as long as either (i) Mr. Gridley continues to engage in such business on a continuous basis after the date hereof or (ii) if Mr. Gridley does not continue to engage in such business on a continuous basis after the date hereof, at the time Mr. Gridley determines to reenter such business, the Partnership Group is not then engaged in such business.

          Notwithstanding anything herein to the contrary, if the Company breaches its obligation to make the payments under section 2 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this section 7.

          The parties agree that a breach of the provisions of this section 7 shall constitute a material breach of the Agreement.

                     8.          The General Partner shall give Executive notice of all regular meetings and all special meetings of the General Partner’s Board of Directors (the “Board”) at the time notice is given to the directors, will permit Executive to attend such meetings as an observer (but with no voting rights), and will provide to Executive all information provided to directors in connection with such Board meetings. The General Partner reserves the right to withhold any information from Executive or to exclude Executive from any meeting or portion thereof if and to the extent, in each such case, a majority of the Board determines that the same is reasonably necessary to preserve the attorney-client privilege between the Partnership Group and its counsel or if such information or matters to be discussed at any such meeting relate to Executive. The rights of Executive under this Section 8 are not transferable and shall automatically terminate upon the earlier of (i) the date the Company ceases to be obligated to make payments under section 2 hereof or (ii) a determination by a majority of the Board that Executive is in violation of section 7 hereof.

                    9.          Executive agrees that he will reasonably cooperate with the Partnership Group following the Termination Date by making himself reasonably available to testify on behalf of any member of the Partnership Group or any of its affiliates in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Partnership Group or any such affiliate in any such action, suit or proceeding by providing information and meeting and consulting with representatives or counsel to the Partnership Group or any such affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities and further provided such matter related to Executive’s period of employment with the Partnership Group. The Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by him in connection with his provision of testimony or assistance.

                    10.          Nothing in this Agreement shall effect the Partnership Group’s obligation to indemnify and hold harmless Executive to the extent provided in the Amended and Restated Limited Partnership Agreement of the Partnership as in effect on the date hereof (the “Partnership Agreement”). The Company hereby agrees that, except as required by applicable law, the Partnership Agreement will not be amended in a manner to reduce or limit the indemnification and exculpation of Executive set forth in the Partnership Agreement. The Company agrees that for purposes of this section 10 it shall interpret and/or apply any provision of applicable law and the Partnership Agreement (including advancement of expenses and, in this connection, Executive agrees to sign an appropriate undertaking as to the repayment of any such advances) with respect to Executive in a manner consistent with how such provision is interpreted and applied by the Company to then active executive officers of the Company. Executive shall be covered under the Partnership’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

                    11.          Executive acknowledges and agrees that damages in an action at law for breach of any of the provisions of sections 4, 5, 6, 7 and 9 will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Partnership Group, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of these sections, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond. The Company acknowledges and agrees that damages in an action at law for breach of any of the provisions of sections 4 and 10 will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Executive, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of these sections, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond.

                    12.          Executive represents that he has no cause of action or other claim against the Company, other than a claim for indemnification as described in section 10 above. Executive represents that he has been represented by an attorney of his choice regarding the terms of this Agreement

13. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Mr. Gridley:	At the last address on the records of the Company

With a copy to:	Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Michael Sirkin, Esq.

To the Company at:	USS Vessel Management LLC
399 Thornall Street
Edison, New Jersey 08837
Attention: Chief Executive Officer

With a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: Paul Jacobs, Esq.

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

                    14.          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15. The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                    16.          With the exception of the Company’s material breach of its payment obligations under sections 2 of this Agreement (provided, however, that no such breach shall be deemed to have occurred until Executive has provided the Board with written notice of such breach and a reasonable opportunity for cure), which breach if not cured after notice as provided above shall constitute a material breach of the Agreement, the covenants contained in sections 4, 5, 6, 7 and 9 hereof are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to Executive. Except as provided in this section, the existence of any claim or cause of action by Executive against any member of the Partnership Group, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

17. This Agreement shall be construed in accordance with, and be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.

                    18.          Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

                    19.          Executive hereby acknowledges and agrees that (a) he has read and understood each of the provisions of this Agreement; (b) he has hereby been advised to consult with an attorney prior to signing this Agreement; and (c) he has 21 calendar days from the date of this Agreement to review and consider his decision to sign it. Executive acknowledges that once he signs this Agreement, he has 7 calendar days to revoke it. Executive may do so by delivering written notice of his revocation within the 7-day revocation period in accordance with section 13 above.

                    20.          Executive hereby acknowledges and agrees that (a) he has hereby been advised to consult with an attorney prior to signing the General Release; and (b) he has 21 calendar days from the date of this Agreement to review and consider his decision to sign the General Release. Executive acknowledges that once he signs the General Release, he has 7 calendar days to revoke it. Executive may do so by delivering written notice of his revocation within the 7-day revocation period (the “Revocation Period”) in accordance with section 13 above. The General Release will become effective on the 8th day after Executive signs it, provided that Executive has not revoked it during the 7-day revocation period.

                    21.          In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against Executive’s entitlements under this Agreement for any compensation or other amounts that Executive earns from subsequent employment or engagement of Executive’s services.

                    22.          This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Executive and his spouse, heirs, successors, assigns, executors, personal representatives, or other legal representatives.

                    23.          In the event of Executive’s death, the Company shall pay to Executive’s estate or legal representative any unpaid amounts set forth in section 2 of this Agreement at the same times that they would have been paid to Executive.

                    24.          This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed or terminated without the written consent of each of the parties.

[SIGNATURES ON FOLLOWING PAGE]

                    IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

USS VESSEL MANAGEMENT LLC

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: Chief Executive Officer

/s/ Paul Gridley

Paul Gridley

AGREED WITH RESPECT TO SECTION 8

US SHIPPING GENERAL PARTNER LLC

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: Chief Executive Officer

ATTACHMENT A

GENERAL RELEASE

In exchange for the payments and benefits set forth in the agreement between USS Vessel Management LLC (the “Company”) and me dated October 23, 2008 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release on or after the Resignation Date (as defined in the Agreement):

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company, U.S. Shipping Partners L.P., U.S. Shipping General Partner LLC, USS Product Investors LLC and their respective predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Partnership Group”); and all of their current and former officers, directors, employees, and agents, in their capacity as Partnership Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Agreement, including the right to receive the payments, benefits and indemnifications specified in the Agreement and (ii) any right to indemnification pursuant to section 10 of the Agreement, or the protections of the Partnership’s directors and officers liability insurance pursuant to section 10 of the Agreement, in each case, to the same extent provided to other senior executives of the Company.

2. I acknowledge that I have had at least 21 calendar days from the date of delivery of the Agreement to consider the terms of the Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, Michael Sirkin, Esq., that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Company, 399 Thornall Street, Edison, New Jersey by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it. I may do so by delivering to the Company, 399 Thornall Street, Edison, New Jersey written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:

Paul Gridley
Date: October 23, 2008

SCHEDULE A

                    Mr. Gridley has ownership interests in the following corporations:

                    1.          Maritrac, LLC – A company developing marine security and vessel tracking systems.

                    2.          USS Holding, LLC (f/k/a United States Shipping LLC) – Holds interests in the chemical barge Sea Crest.

                    3.          USS Great Lakes LLC – Holds interest in the chemical barge Robert F. Deegan.